FOR IMMEDIATE RELEASE

Contact:
Frank R. Erhartic, Jr.
434-239-4272
investorrelations@sitestar.com

Sitestar Announces Share Repurchase Program

Company Authorized for Repurchase of 1,500,000 Shares

Lynchburg, Virginia - October 22, 2008 - Sitestar Corporation (OTCBB: SYTE), a provider of residential, business and wholesale Internet access, web hosting and value-added products and services, announced today that its board of directors has approved a share repurchase program authorizing the Company to acquire from time to time up to 10,000,000 shares of its common stock.

“Because we believe that the recent share price does not accurately reflect the underlying value of our Company, we have implemented this stock repurchase program to demonstrate our confidence in the continued growth of Sitestar and to reinforce our commitment to deliver shareholder value,” said Frank R. Erhartic, Jr., CEO for Sitestar.

Shares from the repurchase program may be made, depending on market conditions and the capital requirements of the Company, in the open market or in privately negotiated transactions. The program will be in compliance with Securities and Exchange Commission guidelines and applicable legal requirements and the Company is under no obligation to repurchase shares. The repurchase program may be expanded, suspended or discontinued at any time depending on the performance of the stock price, general market conditions and various other factors within on the discretion of management.

As of October 22, 2008, Sitestar had approximately 91.3 million common shares outstanding.

Safe Harbor for Forward Looking Statements
This press release contains forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. These forward-looking statements generally can be identified by words such as “believes,” “expects,” “projects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “should” or other words or phrases of similar import. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including and without limitation, as found in the Company's reports filed with the Securities and Exchange Commission.

About Sitestar
Sitestar is an Internet solutions provider that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting. Headquartered in Lynchburg, Virginia, Sitestar maintains multiple sites of operation and provides services to customers throughout the U.S. and Canada. With a focus on competitive pricing, reliability, service and speed, Sitestar delivers customer value. For more information, visit www.sitestar.com.